Exhibit 11.1 - Code of Ethics

Code of Ethics
for Senior Managers

Group Legal and Secretarial

Internal Use Only

July 2009

Aviva plc

Code of Ethics for Senior Management

Introduction

This Code of Ethics (the “Code”) applies to Aviva’s Senior Management and is in addition to Aviva’s Business Ethics Code, which applies to all Aviva’s employees.

This Code is adopted in compliance with Section 406 of the Sarbanes-Oxley Act of 2002 and Item 16B of form 20-F promulgated by the U.S. Securities and Exchange Commission (“SEC”), which requires SEC-registered companies to have a code of ethics in place for its senior financial officers including the company’s principal executive officer.

For the purposes of this Code, the following definitions apply:

“Group” means Aviva plc or Aviva plc and its consolidated subsidiaries, as the context may require.

“GS” means Group Secretary.

“Senior Managers” or “Senior Management” means the members of Aviva plc’s board of directors, the Group Executive Committee, and the Chief Accounting Officer.

“Waiver” means the approval of a material departure from a provision of this Code and includes an implicit waiver which refers to Aviva’s failure to take action within a reasonable period of time regarding a material departure from a provision of this Code.

“We” or “Aviva” means Aviva plc or Aviva plc and its consolidated subsidiaries, as the context may require. We are incorporated as a public limited company under the laws of England and Wales.

General Principles

Aviva has adopted this Code to:

1.1	Promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

1.2	Promote full, fair, accurate, timely, and understandable disclosure in Aviva’s financial results and any other public communications

1.3	Promote compliance with applicable governmental laws, rules and regulations; and

1.4	Require prompt internal reporting of breaches of and accountability for adherence to the Code

1	Honest and ethical conduct

1.1	We expect our Senior Managers to act with honesty and integrity.

1.2	Our Senior Managers will not get, give or receive bribes or other similar improper advantages for business or financial gain. Any demand for, or offer of, such a bribe or improper advantage must be immediately rejected and reported to the GS.

1.3	Senior Managers will ensure that they adhere to the set limits for gifts that can be made or received from government officials or others of whom we require services, taking into account local custom, laws and regulations. All such gifts must be properly accounted for and recorded.

1.4	Where agents are employed, their remuneration will not exceed the normal and reasonable commercial rates for legitimate services and must be properly accounted for. Senior Managers will not employ agents to circumvent the rules on bribes and gifts.

1.5	All our Senior Managers are expected to avoid personal activities and financial interests which could conflict with their responsibilities to the company. Our Senior Managers must not seek gain for themselves or others through the misuse of their positions

1.6	The appointment of Senior Managers to serve on outside boards, whether of commercial ventures or of non-profit making bodies such as trade associations, as Directors, Supervisory Directors, Trustees etc shall be disclosed by the Senior Managers to the GS and shall be subject to appropriate authorisation.

2	Full, fair, accurate and timely disclosure

2.1	We seek to fulfil all legitimate requests for information, unless business or personal circumstances of those involved require confidentiality.

2.2	We have a policy of not making any EU political donations. Our companies are also prohibited from incurring any expenditure that could amount to political expenditure under current UK and EU legislation, except with the explicit permission of the GS. Personal political contributions are, however, permitted.

2.3	Our accounting records and supporting documents must accurately describe and reflect the nature of the underlying transactions. No undisclosed or unrecorded account, fund or asset will be established or maintained.

2.4	Senior Management will not take any action to coerce, manipulate, mislead, or fraudulently influence our external auditors for the purpose of rendering our financial statements materially misleading. Senior Managers will not subvert the auditors responsibilities to investors to conduct a diligent audit of the financial statements and report their findings.

2.5	We are committed to make full, fair, accurate, timely and understandable disclosure in reports and documents that we file with or submit to, the SEC and in other public communications that we make, and have set up proper procedures to ensure this. Our disclosure controls and procedures are outlined in our Disclosure Committee Terms of Reference, which are not part of this Code and which seek to ensure that material information is disclosed to shareholders and relevant government agencies where required.

3	Compliance with applicable governmental laws, rules and obligations

3.1	Senior Managers are required to comply with all applicable governmental laws, rules and regulations of the countries in which we operate.

3.2	Our Senior Managers should seek professional advice before acting if they are in doubt over the correct interpretation or the consequences of laws and regulations.

3.3	Our Senior Managers are encouraged to establish procedures for responding to governmental investigations and other external requests for information.

4	Reporting

4.1	Every Senior Manager is responsible for promptly reporting to the GS any breach of the Code that has either occurred, may be occurring, or is imminent.

4.2	The GS will submit any reported breaches of the Code to the Audit Committee and the Audit Committee shall take all action it considers appropriate to investigate any reported breaches. If a breach has occurred Aviva will take such disciplinary or preventative action as the Aviva Board of Directors deems appropriate after consultation with the Audit Committee.

4.3	Any request for a Waiver should be made to the Audit Committee through the GS for appropriate consideration and authorisation. In the event that a waiver is authorised, the GS will document the nature of the waiver, the name of the person receiving the waiver, and the date of the waiver for the purpose of disclosure in the Form 20-F. Senior managers should note that it is not Aviva’s intention to grant or permit Waivers of the Code.

5	Adherence to the Code

5.1	All Senior Managers must adhere to the provisions of this Code.

5.2	The Board of Aviva will not hold Senior Management responsible for any loss of business resulting from adherence to the Code and any other mandatory policies and instructions.

For queries contact:
The Group Secretary and General Counsel
St Helen’s, 1 Undershaft, London EC3P 3DQ
External +44 (0)20 7662 7601
Internal email GrahamX Jones/CO/Aviva
External email grahamx.jones@aviva.com

ACKNOWLEDGEMENT AND RECEIPT OF THE CODE OF ETHICS

I acknowledge that I have received and will comply with the Aviva Code of Ethics for Senior Management (the Code), which has been adopted in compliance with Section 406 of the Sarbanes-Oxley Act 2002. I understand that any violation of the Code may subject me to disciplinary action. I understand that waivers from and violations of the Code may require public disclosure. I understand that if I have any questions relating to the Code I am to discuss them promptly with the Group Secretary.

CONFIRMATION FOR THE PURPOSES OF SECTION 315 NYSE LETTER

I confirm that I have not been convicted of a felony or misdemeanour relating to financial issues (eg embezzlement, fraud, theft) in the past ten years.

Name:

Position:

_________________________________	_________________________________
Signature	Date

Please return the completed acknowledgement and confirmation to:

Fahrin Ribeiro, Group Legal and Secretarial, Aviva plc, St Helen’s, 1 Undershaft, London EC3P 3DQ